Exhibit 99.1

Apricus Biosciences Provides Corporate Update and First Quarter 2018 Financial Results

Company Pursuing U.S. Vitaros Partnership and Strategic Alternatives

SAN DIEGO, CA, May 3, 2018 (GLOBE NEWSWIRE) -- Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company seeking to advance innovative medicines in urology and rheumatology, today reported financial results for the first quarter of 2018 and provided a corporate update on its near-term priorities.

“Since our recent end-of-review meeting on the NDA for Vitaros with the FDA, we have been focused on pursuing U.S. Vitaros partnership discussions with interested parties. Our objective is to enable continued development and potential approval of the Vitaros product and receive financial terms commensurate with this development stage asset in exchange for a sublicense or assignment of our U.S. development and/or commercialization rights. In parallel, the Company is evaluating strategic alternatives, which may include a sale of the company, a business combination, a merger or reverse merger or a license, and in order to maximize shareholder value, the Company has engaged Canaccord Genuity LLC to assist in that process,” said Richard Pascoe, Chief Executive Officer.

First Quarter Financial Results

Net loss during the quarter ended March 31, 2018 was $2.3 million, or loss per share of $0.14, compared to net income of $8.1 million, or earnings per share of $1.04, during the first quarter of 2017. Net income during the quarter ended March 31, 2017 was primarily due to the $11.8 million gain recorded upon the sale of our ex-U.S. Vitaros rights and assets to Ferring.

For all periods presented, financial statement activity related to our ex-U.S. Vitaros business has been presented as discontinued operations. As of March 31, 2018, the Company’s cash totaled $5.7 million, compared to $6.3 million as of December 31, 2016, which is expected to fund operations through the end of 2018. The Company’s cash balance as of March 31, 2018 does not include net proceeds of approximately $2.9 million from the Company’s public equity offering, which closed on April 2, 2018.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company seeking to advance innovative medicines in urology and rheumatology. Apricus has two product candidates: Vitaros, a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan); and RayVa, a product which has completed a Phase 2a clinical trial for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which Apricus owns worldwide rights.

For further information on Apricus, visit http://www.apricusbio.com.

Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan. Vitaros® is a registered trademark of Ferring International Center S.A. in certain countries outside of the

United States. RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: the potential to enter into a U.S. partnership regarding Vitaros; Apricus’ ability to identify and conclude strategic transactions or other business combinations and to maximize shareholder value in connection with such transactions; and that Apricus’ current cash will be sufficient to fund operations through 2018. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: Apricus’ financial position and need for additional capital to fund its operations, which may be adversely impacted if Apricus is unable to maintain the continued listing of its common stock on the Nasdaq stock market; a partnership with respect to U.S. Vitaros and any larger strategic transaction or other business combination may not be available on acceptable terms or at all; Apricus’ and any future partner’s ability to address any conditions for approvability of Vitaros raised by the FDA in the CRL; the failure to remain in compliance with Nasdaq continued listing requirements which could result in Apricus’ common stock being delisted from the exchange; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to secure a strategic partner for RayVa; Apricus may expend cash resources more quickly than it anticipates; and other risks identified by Apricus in its reports filed with the Securities and Exchange Commission (SEC). These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        Solebury Trout
        (646) 378-2933

Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2018	2017
Operating expense
Research and development	$(217)	$(412)
General and administrative	(2,135)	(1,441)
Total other income (expense)	81	(1,551)
Loss from continuing operations	(2,271)	(3,404)
Income from discontinued operations	—	11,477
Net income (loss)	$(2,271)	$8,073

Basic and diluted earnings (loss) per share
Continuing operations	$(0.14)	$(0.44)
Discontinued operations	$—	$1.48
Total earnings (loss) per share	$(0.14)	$1.04

Weighted average common shares outstanding for basic and diluted earnings (loss) per share	15,971	7,737

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2018	December 31, 2017
Assets	(Unaudited)
Cash	$5,678	$6,331
Other current assets	240	261
Property and equipment, net	66	79
Other long term assets	36	35
Assets of discontinued operations	—	—
Total assets	$6,020	$6,706

Liabilities and stockholders’ equity
Current liabilities	$1,690	$1,583
Current liabilities of discontinued operations	—	—
Notes payable, net	—	—
Warrant liabilities	—	694
Other long term liabilities	42	58
Stockholders’ equity	4,288	4,371
Total liabilities and stockholders’ equity	$6,020	$6,706

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